Exhibit 23.2

Consent of Rodefer Moss & Co, PLLC,
an independent registered public accounting firm

To the Members

Nami Holding Company, LLC

Houston, Texas

We hereby consent to the inclusion in the Registration Statement on Form S-1 of our report dated April 3, 2007 on our audits of the consolidated financial statements of Nami Holding Company, LLC as of December 31, 2005 and 2004 and for the years then ended.

Knoxville, Tennessee

April 23, 2007